ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2008 Financial Results; Suspends dividend for 2009

KENNEWICK, WASHINGTON --- March 26, 2009 --- Electronic Systems Technology Inc. (EST)(OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2008.

EST reported sales for 2008 of $2,108,700 compared to $3,002,521 for 2007, reflecting a decrease of 30% increase from 2007 as the company's sales were negatively impacted by the world wide economic downturn experienced in 2008.  Net Loss for 2008 was $(156,187), or $(0.03) per share, compared with a Net Income of $319,322, or $0.06 per share, for 2007.

The board of Electronic Systems Technology Inc has decided to suspend the annual dividend for 2009 to preserve cash in the existing economic environment.  "Suspending our dividend this year was a difficult measure, but we feel it will provide the company with additional flexibility as we move forward in these uncertain times" said Tom L. Kirchner, Chairman and CEO of Electronic Systems Technology Inc.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2008	December 31 2007
Sales	$ 2,108,700	$ 3,002,521
Net income (loss) before tax	(227,815)	463,136
Net Income (loss)	(156,187)	319,322
Weighted average common shares outstanding	5,157,916	5,242,389
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ (0.03) $(0.03)	$ 0.06 $ 0.06
Selected Balance Sheet Information
	Dec 31 2008	Dec 31 2007
Cash and cash equivalents	$ 512,800	$ 1,479,985
Total current assets	2,921,713	3,295,827
Property & equipment (net)	110,722	147,441
Total assets	3,059,875	3,477,208
Total current liabilities	93,548	248,8601
Long-term debt	-0-	-0-
Stockholders' equity	2,931,727	3,179,348

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)